Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
October 27, 2021	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Third Quarter 2021 Diluted Earnings Per Share of $0.95

Declares Cash Dividend of $0.20 per Share and 5% Stock Dividend

(Manhattan, KS, October 27, 2021) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.95 for the three months ended September 30, 2021, compared to $1.14 per share in the same quarter last year and $1.04 per share in the second quarter of 2021. Net earnings for the third quarter of 2021 amounted to $4.5 million, compared to $5.4 million for the third quarter of 2020 and $5.0 million in the second quarter of 2021. For the three months ended September 30, 2021, the return on average assets was 1.42%, the return on average equity was 13.36%, and the efficiency ratio was 61.2%.

For the first nine months of 2021, diluted earnings per share totaled $3.12 compared to $2.91 during the same period of 2020 while net earnings increased 7.0% to $14.9 million. For the nine months ended September 30, 2021, the return on average assets was 1.59%, the return on average equity was 15.23% and the efficiency ratio was 59.8%.

In announcing these results, Michael E. Scheopner, President and Chief Executive Officer of Landmark, said, “We are pleased to report continued solid earnings during the third quarter of 2021, driven mainly by growth in our core lending, solid credit metrics, and strong capital. We continued to see a reduction in our Paycheck Protection Program (PPP) loans this quarter as they are being forgiven by the Small Business Administration (SBA). Excluding these loans, our loan portfolio increased $12.1 million, or 7.7%, primarily from solid growth in our commercial and commercial real estate loan portfolios. While gains on sales of loans this quarter are down from the same quarter last year, mostly as a result of a tight housing supply in our markets, gains on sales of loans nevertheless are a significant portion of our non-interest income which we believe we can count on in the future. Growth in fees and service charges helped to partly offset lower gains on sales of loans and lower gains on sales of investment securities this quarter. Non-interest expense this quarter remained below amounts in the same quarter last year. Total deposits this quarter declined slightly, and overall deposit costs remained at very low levels. Our net interest margin totaled a healthy 3.36% this quarter.”

Mr. Scheopner continued, “Credit quality remained strong this quarter as the Company recorded net loan charge-offs of $397,000 compared to net loan charge-offs of $108,000 in the prior quarter and $381,000 in the same quarter last year. The allowance for loan losses totaled $8.8 million at September 30, 2021, and there was no provision for loan losses this quarter. The allowance for loan losses was 1.38% of period end loans, excluding PPP loans for which no loan loss reserve has been provided. Loan modifications made related to COVID-19 to support our customers have mostly been returned to their original contractual terms. Our capital and liquidity positions remain strong with total equity to assets of 10.79% and loans to deposits of 61.6%. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well to meet the financial needs of families and businesses in our markets.”

Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid November 24, 2021, to common stockholders of record as of the close of business on November 10, 2021. The Board of Directors also declared a 5% stock dividend payable on December 15, 2021, to common stockholders of record on December 1, 2021. This is the 21st consecutive year that the Board has declared a 5% stock dividend.

Management will host a conference call to discuss the Company’s financial results at 10:00 a.m. (Central time) on Thursday, October 28, 2021. Investors may participate via telephone by dialing (844) 200-6205 and using access code 354661. A replay of the call will be available through November 24, 2021, by dialing (866) 813-9403 and using access code 998942.

SUMMARY OF THIRD QUARTER RESULTS

Net Interest Income

Net interest income amounted to $9.6 million for the three months ended September 30, 2021, compared to $9.3 million in the same period last year and $10.0 million in the second quarter of 2021. The increase of $346,000, or 3.7%, from the third quarter of 2020 was primarily the result of an increase in interest on loans and slightly lower deposit costs. During the third quarter of 2021, interest income on loans increased $463,000, or 5.8%, compared to the same period last year. This increase in loan interest income was mainly due to higher interest and fees earned on PPP loans compared to the same period last year. Interest and fees recognized on PPP loans in the third quarter of 2021 totaled $1.6 million compared to $2.2 million in the second quarter of 2021, and $832,000 in the same period last year. The average tax-equivalent yield on the loan portfolio was 5.03% in the current quarter compared to 4.42% in the same quarter last year and 5.00% in the prior quarter. Interest costs on interest-bearing deposits totaled 0.13% in the current quarter, 0.20% in the third quarter of 2020 and 0.14% in the prior quarter. On a tax-equivalent basis, the net interest margin totaled 3.36% in the third quarter 2021, compared to 3.54% in the prior quarter and 3.60% in the third quarter 2020.

Non-Interest Income

Total non-interest income was $5.5 million for the third quarter of 2021, a decrease of $2.7 million, or 33.1%, compared to the same period last year and a slight decrease from the previous quarter. The decrease in non-interest income during the third quarter of 2021 compared to the same period last year was primarily due to a decrease of $2.3 million in gains on sales of mortgage loans as originations of one-to-four family residential real estate loans declined. Decreased loan originations mainly resulted from lower housing inventories coupled with higher mortgage interest rates during the third quarter of 2021, which reduced refinancing activity. Fees and service charges increased $146,000, or 6.9%, compared to the same quarter last year primarily due to higher interchange and servicing fees. The second and third quarters of 2021 included gains of $33,000 and $30,000, respectively, on the sale of low balance mortgage-backed investment securities while the third quarter of 2020 included a gain of $678,000 on the sale of higher-coupon mortgage-backed investment securities.

Non-Interest Expense

During the third quarter of 2021, non-interest expense totaled $9.4 million, a slight decrease over the same period last year and $253,000 higher than the prior quarter. The decrease in non-interest expense in the third quarter of 2021 compared to the same period of last year was primarily due to a $427,000 decrease in compensation and benefits, which was primarily a result of lower costs related to one-to-four family residential real estate commissions, coupled with lower costs for amortization of mortgage servicing rights but offset in part by higher data processing fees and other non-interest expense. The growth in other non-interest expense of $359,000 was mainly due to costs associated with the PPP loan forgiveness process and foreclosure and real estate owned expense.

Income Tax Expense

Landmark recorded income tax expense of $1.1 million in the third quarter of 2021 compared to $1.5 million in the third quarter of 2020 and $1.3 million in the second quarter of 2021. The effective tax rate amounted to 19.8% in the current quarter compared to 21.5% in the third quarter of 2020 and 20.5% in the prior quarter.

Balance Sheet Highlights

As of September 30, 2021, gross loans totaled $664.7 million, a decrease of $20.5 million over the prior quarter-end and a decrease of $74.6 million since September 30, 2020. Declines over both periods were primarily due to lower PPP loans, which have been paying off over the last twelve months. The average balance of PPP loans totaled $40.4 million in the third quarter of 2021 compared to $97.5 million in the prior quarter and $130.8 million in the third quarter last year. Excluding these loans, gross loans increased $12.1 million, or 7.7% annualized, during the third quarter of 2021, primarily due to increases of $8.1 million in commercial loans and $4.4 million in commercial real estate loans. Compared to June 30, 2021, investment securities increased $34.6 million to $378.5 million as of September 30, 2021, while deposits decreased $11.1 million to $1.1 billion.

Stockholders’ equity increased to $135.4 million (book value of $28.45 per share) as of September 30, 2021, from $132.4 million (book value of $27.83 per share) as of June 30, 2021. The ratio of equity to total assets increased to 10.79% on September 30, 2021, from 10.58% at June 30, 2021 while the ratio of tangible equity to tangible assets (a non-GAAP financial measure) increased from 9.30% to 9.52% between the same dates.

The allowance for loan losses totaled $8.8 million, or 1.38% of total gross loans (excluding PPP loans) on September 30, 2021, compared to $9.2 million, or 1.47% of total gross loans (excluding PPP loans) on June 30, 2021. No allowance for loan losses has been allocated to PPP loans because they are guaranteed by the SBA. Net loan charge-offs totaled $397,000 in the third quarter of 2021, compared to $381,000 during the same quarter last year and $108,000 during the second quarter of 2021. The ratio of annualized net loan charge-offs to total average loans was 0.24% in the current quarter, 0.06% in the prior quarter and 0.21% in the third quarter of last year. There was no provision for loan losses made in the third quarter 2021.

During the current quarter, non-performing loans decreased $3.5 million to $9.8 million, or 1.48% of gross loans, while loans 30-89 days delinquent decreased $339,000 to $1.5 million, or 0.23% of gross loans, as of September 30, 2021.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economies; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes and uncertainty in benchmark interest rates, including the elimination of LIBOR and the development of a substitute; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties; and (xxiv) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Assets
Cash and cash equivalents	$117,314	$131,018	$109,151	$84,818	$15,820
Investment securities:
U.S. treasury securities	40,314	36,646	20,359	2,037	2,047
U.S. federal agency obligations	17,297	22,852	18,861	18,924	18,988
Municipal obligations, tax exempt	140,788	140,526	143,105	142,676	141,877
Municipal obligations, taxable	38,988	38,779	41,138	49,535	48,379
Agency mortgage-backed securities	133,502	99,936	91,987	78,638	83,565
Certificates of deposit	7,629	5,205	5,455	5,460	4,674
Investment securities available-for-sale, at fair value	378,518	343,944	320,905	297,270	299,530
Bank stocks, at cost	2,985	3,220	4,062	4,473	4,459
Loans:
One-to-four family residential real estate	161,120	162,606	159,798	157,984	162,344
Construction and land	26,658	27,092	26,591	26,106	28,094
Commercial real estate	193,455	189,093	179,781	172,307	154,804
Commercial	135,790	127,672	126,998	134,047	137,286
Paycheck Protection Program (PPP)	28,671	61,236	117,297	100,084	130,977
Agriculture	91,305	89,667	92,486	96,532	99,430
Municipal	2,115	2,178	2,183	2,332	2,389
Consumer	25,624	25,676	25,557	24,122	23,988
Total gross loans	664,738	685,220	730,691	713,514	739,312
Net deferred loan (fees) costs and loans in process	936	(2,361)	(3,611)	(1,957)	(2,796)
Allowance for loan losses	(8,766)	(9,163)	(9,271)	(8,775)	(8,366)
Loans, net	656,908	673,696	717,809	702,782	728,150
Loans held for sale	8,929	10,952	13,995	15,533	18,253
Bank owned life insurance	31,914	31,722	25,568	25,420	25,269
Premises and equipment, net	20,361	20,137	20,320	20,493	20,617
Goodwill	17,532	17,532	17,532	17,532	17,532
Other intangible assets, net	104	132	168	206	246
Mortgage servicing rights	4,201	4,143	3,966	3,726	3,332
Real estate owned, net	2,578	1,385	1,474	1,774	1,488
Other assets	13,190	12,545	13,925	14,000	14,246
Total assets	$1,254,534	$1,250,426	$1,248,875	$1,188,027	$1,148,942

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	317,827	307,125	314,616	264,878	272,864
Money market and checking	488,213	504,025	490,634	491,275	437,056
Savings	151,380	150,874	142,507	126,124	120,424
Certificates of deposit	109,267	115,739	123,489	133,750	127,598
Total deposits	1,066,687	1,077,763	1,071,246	1,016,027	957,942
Federal Home Loan Bank borrowings	-	-	-	-	20,069
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Other borrowings	6,219	4,534	4,165	6,371	8,400
Accrued interest and other liabilities	24,571	14,122	23,532	17,306	19,010
Total liabilities	1,119,128	1,118,070	1,120,594	1,061,355	1,027,072
Stockholders’ equity:
Common stock	48	48	48	48	46
Additional paid-in capital	72,489	72,413	72,336	72,230	69,303
Retained earnings	56,957	53,391	49,363	44,947	45,462
Treasury stock, at cost	-	-	-	-	(2,349)
Accumulated other comprehensive income	5,912	6,504	6,534	9,447	9,408
Total stockholders’ equity	135,406	132,356	128,281	126,672	121,870
Total liabilities and stockholders’ equity	$1,254,534	$1,250,426	$1,248,875	$1,188,027	$1,148,942

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

(Dollars in thousands, except per share amounts)	Three months ended,			Nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Interest income:
Loans	$8,461	$8,840	$7,998	$25,705	$22,890
Investment securities:
Taxable	782	763	945	2,356	3,335
Tax-exempt	748	759	814	2,285	2,491
Total interest income	9,991	10,362	9,757	30,346	28,716
Interest expense:
Deposits	258	261	354	800	1,798
Borrowed funds	120	121	136	362	534
Total interest expense	378	382	490	1,162	2,332
Net interest income	9,613	9,980	9,267	29,184	26,384
Provision for loan losses	-	-	1,000	500	2,600
Net interest income after provision for loan losses	9,613	9,980	8,267	28,684	23,784
Non-interest income:
Fees and service charges	2,268	2,153	2,122	6,454	5,838
Gains on sales of loans, net	2,660	2,864	4,944	8,664	10,961
Bank owned life insurance	193	153	152	494	460
Gains on sales of investment securities, net	30	33	678	1,138	2,448
Other	314	270	269	913	783
Total non-interest income	5,465	5,473	8,165	17,663	20,490
Non-interest expense:
Compensation and benefits	5,132	5,023	5,559	15,096	15,394
Occupancy and equipment	1,101	1,105	1,106	3,268	3,248
Data processing	498	492	447	1,491	1,311
Amortization of mortgage servicing rights and other intangibles	376	412	465	1,225	1,166
Professional fees	413	431	381	1,236	1,095
Other	1,923	1,727	1,564	5,390	4,531
Total non-interest expense	9,443	9,190	9,522	27,706	26,745
Earnings before income taxes	5,635	6,263	6,910	18,641	17,529
Income tax expense	1,118	1,283	1,483	3,777	3,639
Net earnings	$4,517	$4,980	$5,427	$14,864	$13,890

Net earnings per share (1)
Basic	$0.95	$1.05	$1.15	$3.13	$2.92
Diluted	0.95	1.04	1.14	3.12	2.91
Dividends per share (1)	0.20	0.20	0.19	0.60	0.57
Shares outstanding at end of period (1)	4,759,636	4,756,604	4,736,537	4,759,636	4,736,537
Weighted average common shares outstanding - basic (1)	4,758,494	4,752,864	4,730,201	4,756,008	4,753,107
Weighted average common shares outstanding - diluted (1)	4,772,355	4,759,498	4,748,090	4,765,348	4,771,869

Tax equivalent net interest income	$9,815	$10,185	$9,486	$29,800	$27,048

(1) Share and per share values at or for the periods ended September 30, 2020 have been adjusted to give effect to the 5% stock dividend paid during December 2020.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Performance ratios:
Return on average assets (1)	1.42%	1.59%	1.89%	1.59%	1.71%
Return on average equity (1)	13.36%	15.40%	18.06%	15.23%	16.19%
Net interest margin (1)(2)	3.36%	3.54%	3.60%	3.47%	3.66%
Effective tax rate	19.8%	20.5%	21.5%	20.3%	20.8%
Efficiency ratio (3)	61.2%	58.9%	56.2%	59.8%	59.6%
Non-interest income to total income (3)	36.0%	35.3%	44.7%	36.1%	40.7%

Average balances:
Investment securities	$357,652	$340,306	$307,904	$335,186	$327,608
Loans	667,952	709,872	720,742	702,450	647,535
Assets	1,261,954	1,253,995	1,144,852	1,248,827	1,082,473
Interest-bearing deposits	769,658	771,728	690,900	768,057	663,480
Subordinated debentures and other borrowings	27,003	26,038	40,133	26,872	40,079
Stockholders’ equity	134,167	129,744	119,529	130,521	114,608

Average tax equivalent yield/cost (1):
Investment securities	1.86%	2.00%	2.54%	2.05%	2.63%
Loans	5.03%	5.00%	4.42%	4.90%	4.73%
Total interest-bearing assets	3.49%	3.67%	3.79%	3.61%	3.97%
Interest-bearing deposits	0.13%	0.14%	0.20%	0.14%	0.36%
Subordinated debentures and other borrowings	1.76%	1.86%	1.35%	1.80%	1.78%
Total interest-bearing liabilities	0.19%	0.19%	0.27%	0.20%	0.44%

Capital ratios:
Equity to total assets	10.79%	10.58%	10.61%
Tangible equity to tangible assets (3)	9.52%	9.30%	9.20%
Book value per share	$28.45	$27.83	$25.73
Tangible book value per share (3)	$24.74	$24.11	$21.98

Rollforward of allowance for loan losses:
Beginning balance	$9,163	$9,271	$7,747	$8,775	$6,467
Charge-offs	(616)	(228)	(407)	(908)	(803)
Recoveries	219	120	26	399	102
Provision for loan losses	-	-	1,000	500	2,600
Ending balance	$8,766	$9,163	$8,366	$8,766	$8,366

Non-performing assets:
Non-accrual loans	$9,829	$13,297	$6,346
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	-	-	-
Real estate owned	2,578	1,385	1,488
Total non-performing assets	$12,407	$14,682	$7,834

30-89 days delinquent loans	$1,542	$1,881	$3,687

Other ratios:
Loans to deposits	61.58%	62.51%	76.01%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.23%	0.27%	0.50%
Total non-performing loans to gross loans outstanding	1.48%	1.94%	0.86%
Total non-performing assets to total assets	0.99%	1.17%	0.68%
Allowance for loan losses to gross loans outstanding	1.32%	1.34%	1.13%
Allowance for loan losses to gross loans outstanding excluding PPP loans	1.38%	1.47%	1.51%
Allowance for loan losses to total non-performing loans	89.19%	68.91%	131.83%
Net loan charge-offs to average loans (1)	0.24%	0.06%	0.21%	0.10%	0.14%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Finacials Measures (unaudited)

(Dollars in thousands, except per share amounts)	As of or for the three months ended,			As of or for the nine months ended,
	September 30,	June 30,	September 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Non-GAAP financial ratio reconciliation:
Total non-interest expense	$9,443	$9,190	$9,522	$27,706	$26,745
Less: foreclosure and real estate owned expense	(215)	(65)	(68)	(291)	(110)
Less: amortization of other intangibles	(28)	(36)	(45)	(102)	(137)
Adjusted non-interest expense (A)	9,200	9,089	9,409	27,313	26,498

Net interest income (B)	9,613	9,980	9,267	29,184	26,384

Non-interest income	5,465	5,473	8,165	17,663	20,490
Less: gains on sales of investment securities, net	(30)	(33)	(678)	(1,138)	(2,448)
Less: gains on sales of premises and equipment and foreclosed assets	(19)	-	(6)	(24)	39
Adjusted non-interest income (C)	$5,416	$5,440	$7,481	$16,501	$18,081

Efficiency ratio (A/(B+C))	61.2%	58.9%	56.2%	59.8%	59.6%
Non-interest income to total income (C/(B+C))	36.0%	35.3%	44.7%	36.1%	40.7%

Total stockholders’ equity	$135,406	$132,356	$121,870
Less: goodwill and other intangible assets	(17,636)	(17,664)	(17,778)
Tangible equity (D)	$117,770	$114,692	$104,092

Total assets	$1,254,534	$1,250,426	$1,148,942
Less: goodwill and other intangible assets	(17,636)	(17,664)	(17,778)
Tangible assets (E)	$1,236,898	$1,232,762	$1,131,164

Tangible equity to tangible assets (D/E)	9.52%	9.30%	9.20%

Shares outstanding at end of period (F)	4,759,636	4,756,604	4,736,537

Tangible book value per share (D/F)	$24.74	$24.11	$21.98